EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
April 17, 2025

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE first QUARTER OF 2025

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the first quarter of 2025 of $3.4 million, or $0.39 per share, compared to $2.3 million, or $0.26 per share, earned in the first quarter of 2024.  The increase in earnings is primarily due to an increase in net interest income and partially offset by an increase in credit loss expense. The increase in net interest income is primarily due to an increase in the volume and yield of loans and a decrease in interest expense on other borrowed funds as the Company has reduced borrowings. The increase in credit loss expense is primarily due to a specific reserve placed on a commercial loan relationship.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended
	March 31,
	2025	2024

Net income (in thousands)	$3,443	$2,304
Earnings per share - basic and diluted	$0.39	$0.26
Return on average assets	0.65%	0.43%
Return on average equity	7.72%	5.60%
Efficiency ratio	66.38%	77.92%
Net interest margin	2.53%	2.13%

COMPANY STOCK HIGHLIGHTS (unaudited)

As of or for the
three months ended
March 31,
Company Stock (ATLO)	2025

Closing price	$17.52
Price range	$16.04 - 18.87
Book value per common share	$20.53
Cash dividend declared	$0.20
Dividend yield	4.57%

BALANCE SHEET HIGHLIGHTS (unaudited)

	March 31,
(Dollars in thousands)	2025	2024

Assets	$2,184,293	$2,191,842
Loans receivable, net	1,306,230	1,272,580
Deposits	1,906,384	1,872,123
Stockholders' equity	183,056	165,540
Capital ratio	8.38%	7.55%

First Quarter 2025 Results:

First quarter 2025 loan interest income was $852 thousand higher than first quarter 2024 and was primarily due to higher interest rates and growth in the loan portfolio. Deposit interest expense decreased $170 thousand during this same period due primarily to a decrease in market rates. Other borrowed funds interest expense decreased $832 thousand during the same period due primarily to reduced borrowings. First quarter 2025 net interest income totaled $12.9 million, an increase of $2.0 million, or 18.4%, compared to the same quarter a year ago. These factors were the primary contributors to the Company’s net interest margin improving to 2.53% for the quarter ended March 31, 2025 as compared to 2.13% for the quarter ended March 31, 2024 and 2.38% for the quarter ended December 31, 2024.

A credit loss expense of $962 thousand was recognized in the first quarter of 2025 as compared to $169 thousand in the first quarter of 2024. Net loan charge-offs for the quarter ended March 31, 2025 totaled $48 thousand compared to net loan recoveries of $4 thousand for the quarter ended March 31, 2024. The credit loss expense in 2025 was primarily due to an increase in specific reserves in the commercial loan portfolio. The credit loss expense in 2024 was primarily due to an increase in the risks associated with the softening of commercial real estate collateral values.

Noninterest income for the first quarter of 2025 totaled $2.55 million as compared to $2.18 million in the first quarter of 2024, an increase of 17.0%. The increase is primarily due to an increase in wealth management income and a decrease in losses on the sale of securities.

Noninterest expense for the first quarter of 2025 totaled $10.26 million compared to $10.19 million recorded in the first quarter of 2024, an increase of 0.7%. The efficiency ratio was 66.38% for the first quarter of 2025 as compared to 77.92% in the first quarter of 2024. The efficiency ratio continues to improve as net interest margin increases and noninterest expense is comparable to the prior year.

Income tax expense for the first quarter of 2025 totaled $794 thousand compared to $416 thousand recorded in the first quarter of 2024. The effective tax rate was 19% and 15% for the quarters ended March 31, 2025 and 2024, respectively. The lower than expected tax rate in 2025 and 2024 was primarily due to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of March 31, 2025, total assets were $2.2 billion, a decrease of $7.5 million, as compared to March 31, 2024. The decrease in assets was primarily due to a decrease in securities available-for-sale, partially offset by an increase in interest-bearing deposits in financial institutions and loans.

Securities available-for-sale as of March 31, 2025 decreased to $640.4 million from $723.2 million as of March 31, 2024. The decrease in securities available-for-sale is primarily due to maturities in excess of purchases. The Company's investment portfolio had an expected duration of 3.0 years as of March 31, 2025. There are approximately $105 million of investments maturing within one year at an average yield of approximately 1.6%.

Net loans as of March 31, 2025 increased to $1.31 billion as compared to $1.27 billion as of March 31, 2024, an increase of 2.6%. The increase was primarily due to an increase in the agriculture and 1 to 4 family residential real estate loan portfolios. Substandard loans were $32.4 million and $24.2 million as of March 31, 2025 and 2024, respectively. Substandard-impaired loans were $15.7 million and $12.6 million as of March 31, 2025 and 2024, respectively. The increase in substandard and substandard-impaired loans is primarily due to weakening in the commercial real estate loan portfolio. Some commercial real estate loans are experiencing a decline in occupancy rates and collateral valuation. There are approximately $279 million of loans maturing within one year at an average yield of approximately 6.2%.

The allowance for credit losses on March 31, 2025 totaled $18.0 million or 1.36% of loans, compared to $17.0 million, or 1.31% of loans, as of March 31, 2024. The increase in the allowance for credit losses is mainly due to a specific reserve placed on a commercial loan relationship.

Deposits totaled $1.91 billion as of March 31, 2025, an increase of 1.8%, compared to $1.87 billion recorded as of March 31, 2024. The increase in deposits is primarily due to an increase in time deposits and public funds, partially offset by lower balances in retail and commercial noninterest-bearing checking accounts as customers seek higher interest rates. Securities sold under agreements to repurchase decreased to $45.8 million as of March 31, 2025, compared to $53.0 million as of March 31, 2024. Securities sold under agreements to repurchase and deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions.  Approximately 16% of deposits are tied to external indexes as of March 31, 2025. Deposit interest expense related to these deposits can be more volatile than other deposit products in a changing interest rate environment.

Other borrowings decreased to $35.8 million as of March 31, 2025 compared to $90.3 million as of March 31, 2024. The Company has continued to reduce borrowings as investments have matured.

The Company’s stockholders’ equity represented 8.4% of total assets as of March 31, 2025 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $183.1 million as of March 31, 2025, compared to $165.5 million as of March 31, 2024. The increase in stockholders’ equity of $17.5 million was primarily the result of a decrease in unrealized losses on the investment portfolio and retention of net income in excess of dividends.

Share Repurchase Program

For the period January 1, 2025 through March 31, 2025, under the repurchase program that was announced in November 2024, which allowed for the repurchase of 100,000 shares of common stock, the Company repurchased 33,553 shares of its common stock at an average price of $16.41 per share and a total cost of $551 thousand.  There were 23,390 shares available to be repurchased under that repurchase program as of March 31, 2025.

Cash Dividend Announcement

On February 12, 2025, the Company declared a quarterly cash dividend on common stock, payable on June 13, 2025 to stockholders of record as of May 30, 2025, equal to $0.20 per share. The quarterly dividend will be paid a month later than usual. Previously, dividends were typically declared in one quarter and paid in the subsequent quarter. Going forward, the Company expects, subject to the discretion of the Board of Directors, to declare and pay dividends in the same quarter. To convert to this new timing, the Company does not intend to declare a dividend in the second quarter payable in the third quarter; rather, the dividend typically paid in the third quarter would be both declared and paid in the third quarter.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust Co., Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: national, regional and local economic conditions and the impact they may have on the Company and its customers; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for credit losses as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; the imposition of tariffs and retaliatory tariffs; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2024. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	March 31,	March 31,
ASSETS	2025	2024

Cash and due from banks	$20,498	$18,362
Interest-bearing deposits in financial institutions and federal funds sold	142,893	93,040
Total cash and cash equivalents	163,391	111,402
Interest-bearing time deposits	5,166	7,660
Securities available-for-sale	640,416	723,205
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,384	3,593
Loans receivable, net	1,306,230	1,272,580
Loans held for sale	540	739
Bank premises and equipment, net	21,445	22,289
Accrued income receivable	12,240	12,246
Bank-owned life insurance	3,235	3,151
Deferred income taxes, net	12,010	16,568
Intangible assets, net	1,015	1,342
Goodwill	12,424	12,424
Other assets	2,797	4,643

Total assets	$2,184,293	$2,191,842

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$336,844	$354,082
Interest-bearing checking	663,125	645,400
Savings and money market	575,365	570,398
Time, $250 and over	87,946	77,276
Other time	243,104	224,967
Total deposits	1,906,384	1,872,123

Securities sold under agreements to repurchase	45,774	53,037
Other borrowings	35,802	90,284
Dividends payable	1,783	2,428
Accrued interest payable	2,555	2,571
Accrued expenses and other liabilities	8,939	5,859
Total liabilities	2,001,237	2,026,302

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,915,557 and 8,992,167 shares as of March 31, 2025 and 2024, respectively	17,831	17,984
Additional paid-in capital	13,152	14,253
Retained earnings	183,914	180,316
Accumulated other comprehensive (loss)	(31,841)	(47,013)
Total stockholders' equity	183,056	165,540

Total liabilities and stockholders' equity	$2,184,293	$2,191,842

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2025	2024

Interest and dividend income:
Loans, including fees	$16,674	$15,822
Securities:
Taxable	2,840	3,092
Tax-exempt	453	535
Other interest and dividend income	1,151	662
Total interest and dividend income	21,118	20,111

Interest expense:
Deposits	7,419	7,589
Other borrowed funds	784	1,616
Total interest expense	8,203	9,205

Net interest income	12,915	10,906

Credit loss expense	962	169

Net interest income after credit loss expense	11,953	10,737

Noninterest income:
Wealth management income	1,444	1,195
Service fees	370	322
Securities gains (losses), net	-	(165)
Gain on sale of loans held for sale	75	83
Merchant and card fees	348	362
Other noninterest income	310	380
Total noninterest income	2,547	2,177

Noninterest expense:
Salaries and employee benefits	6,373	6,237
Data processing	1,352	1,435
Occupancy expenses, net	772	777
FDIC insurance assessments	260	301
Professional fees	485	460
Business development	372	380
Intangible asset amortization	77	87
New market tax credit projects amortization	192	174
Other operating expenses, net	380	343
Total noninterest expense	10,263	10,194

Income before income taxes	4,237	2,720

Provision for income taxes	794	416

Net income	$3,443	$2,304

Basic and diluted earnings per share	$0.39	$0.26

Dividends declared per share	$0.20	$0.27